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                                 EXHIBIT 3.1(a)


                            CERTIFICATE OF AMENDMENT
                               BY SHAREHOLDERS TO
                    THE AMENDED ARTICLES OF INCORPORATION OF
                                 THE KROGER CO.


         Joseph A. Pichler, Chairman of the Board and Chief Executive Officer, and Paul W. Heldman, Senior Vice President, Secretary, and General Counsel, of The Kroger Co., an Ohio corporation for profit with its principal office at 1014 Vine Street, Cincinnati, Ohio (the "Corporation"), do hereby certify that a meeting of the shareholders of the Corporation was duly called for the purpose of, among other items, adopting this amendment and held on May 14, 1998, at which meeting a quorum of the shareholders was present in person or by proxy, and by the affirmative vote of the holders of shares entitling them to exercise 73% of the voting power of the Corporation, the following resolution was adopted:

                  "RESOLVED, That Article Fourth, Section A. of the Amended Articles of Incorporation of this Corporation be amended to read as follows:

                           FOURTH. SECTION A. The maximum number of shares which
                  the Corporation is authorized to have outstanding is one billion five million (1,005,000,000), classified as follows: five million (5,000,000) Cumulative Preferred Shares of the par value of $100.00 each; and one billion (1,000,000,000) Common Shares of the par value of $1.00 each.

                           The express terms and provisions of the shares of the
                  foregoing classes of stock of the Corporation shall be as follows:"

         IN WITNESS WHEREOF, we, acting for and on behalf of the Corporation, have executed and subscribed this Certificate of Amendment and do affirm the foregoing as true under the penalties of perjury and have affixed the seal of the Corporation on this 21st day of October, 1998.

                                           THE KROGER CO.

                                           By: (Joseph A. Pichler)
                                               Joseph A. Pichler
                                               Chairman of the Board and Chief
                                                 Executive Officer

                                           By: (Paul W. Heldman)
                                               Paul W. Heldman
                                               Senior Vice President, Secretary,
                                                 and General Counsel